Exhibit 5.1

Address: 845 Texas Avenue, Suite 200, Houston, Texas 77002 | Tel: 346.348.0239 | Website: www.kessepllc.com

October 30, 2026

Exascale Labs Holdings Inc.

820 Gessner Road, Suite 332
Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel to Exascale Labs Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”), including a related prospectus (the “Prospectus”) relating to the resale of up to 12,350,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issued in connection with the transactions contemplated by the Business Combination Agreement (as defined below), by certain selling securityholders of the Company, which consists of (i) 12,250,000 shares of Class A Common Stock (the “Issued Shares”) and (ii) 100,000 shares of Class A Common Stock issuable upon the exercise of warrants (the “Warrants,” and the shares underlying the Warrants, the “Warrant Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Agreement and Plan of Merger, dated as of January 11, 2026, by and among D. Boral ARC Acquisition I Corp., D. Boral ARC Merger Corporation, D. Boral ARC Merger Sub Inc. and Exascale Labs Inc. (the “Business Combination Agreement”);

(iv)	the Company’s certificate of incorporation and bylaws, each as currently in effect;

(v)	the Warrant Agreement, dated as of July 30, 2025, between D. Boral ARC Acquisition I Corp. and Odyssey Transfer and Trust Company, as warrant agent (the “Warrant Agreement”); and

(vi)	the Registration Rights Agreement among D. Boral ARC Acquisition I Corp., MFH 1, LLC and the other holders signatory thereto.

We have also reviewed such other documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

For purposes of the opinion set forth in paragraph 2 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Class A Common Stock or reduce the total number of shares of Class A Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Class A Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Issued Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized by the Company and when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kesse PLLC
KESSE PLLC